EXHIBIT 3.1

BYLAWS

OF

GREEN BUILDERS, INC.

-i-

-ii-

BYLAWS
OF
GREEN BUILDERS, INC.

ARTICLE 1
Identification

        Section 1.01. Name. The name of the Corporation is Green Builders, Inc.

        Section 1.02. Registered Office and Resident Agent. The address of the registered office of the Corporation is 8121 Bee Caves Road, Austin, Texas 78746. The name of the resident agent at such address is Clark N. Wilson. The registered office and resident agent may be changed at any time by the Board of Directors.

         Section 1.03. Other Offices. The principal business office of the Corporation shall be established by the Board of Directors and branch or subordinate offices may be established by the Board of Directors.

        Section 1.04. Fiscal Year. The fiscal year of the Corporation will be determined by resolution of the Board of Directors.

ARTICLE 2
Capital Stock

         Section 2.01. Consideration for Shares. The capital stock may be issued for such consideration as shall be fixed from time to time by the Board of Directors. Treasury shares may be disposed of by the Corporation for such consideration as may be fixed from time to time by the Board of Directors.

         Section 2.02. Certificates Representing Shares. Each shareholder is entitled to a certificate in such form as may be required by applicable law signed by the Chief Executive Officer, President or a Vice President, and the Secretary (or an Assistant Secretary), certifying the number of shares owned by the shareholder in the Corporation.

         In case any officer or officers who shall have signed, or whose facsimile signature or signatures shall have been used on, any certificate or certificates shall cease to be an officer or officers of the Corporation, whether because of death, resignation or otherwise, before the certificate or certificates shall have been delivered by the Corporation, the certificate or certificates may nevertheless be adopted by the Corporation and be issued and delivered as though the person or persons who signed the certificate or certificates, or whose facsimile signature or signatures shall have been used thereon, had not ceased to be an officer or officers of the Corporation.

         Section 2.03. Transfer of Stock. Transfers of stock shall be made only upon the transfer books of the Corporation kept in an office of the Corporation or by transfer agents designated to transfer shares of the stock of the Corporation.

         Section 2.04. Regulations. The issue, transfer, conversion and registration of certificates of stock shall be governed by such other regulations as the Board of Directors may establish.

ARTICLE 3
The Shareholders

         Section 3.01. Place of Shareholder Meetings. Meetings of the shareholders shall be held at the principal executive offices of the Corporation, or at such other place as may be designated by the Chairman of the Board, Chief Executive Officer, President or the Board of Directors.

         Section 3.02. Annual Shareholder Meeting. The annual meeting of the shareholders shall be held on such date and at such time as the Board of Directors shall fix for the purposes of electing Directors and transacting such other business as may properly be brought before the meeting.

         Section 3.03. Special Shareholder Meetings. Subject to any restrictions or limitations expressed in the Certificate of Formation, any special shareholders’ meetings may be called only by the Board of Directors, and shall be held on such date and at such time as shall be fixed by resolution. Written notice of a special meeting of shareholders stating the time and place and object thereof shall be given to each shareholder entitled to vote at such meeting not less then ten (10) day nor more than sixty (60) days before such meeting, unless a greater period of notice is required by statute.

         Section 3.04. Business at Meetings of Shareholders. Except as otherwise provided by law (including but not limited to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, or any successor provision thereto, if applicable) or in these Bylaws, the business which shall be conducted at any meeting of the shareholders shall (a) have been specified in the written notice of the meeting (or any supplement thereto) given by the Corporation, (b) be brought before the meeting at the direction of the Board of Directors or the presiding officer of the meeting, or (c) have been specified in a written notice given to the Secretary of the Corporation by or on behalf of any shareholder who shall have been a shareholder of record on the record date for such meeting and who shall continue to be entitled to vote thereat (the “Shareholders Notice”), in accordance with all of the following requirements:

     (1)       Each Shareholder Notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation:

     (i) in the case of an annual meeting that is called for a date that is within thirty (30) days before or after the anniversary date of the immediately preceding annual meeting of shareholders, not less than sixty (60) days nor more than ninety (90) days prior to such anniversary date; and

     (ii) in the case of an annual meeting that is called for a date that is not within thirty (30) days before or after the anniversary date of the immediately preceding annual meeting, not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first; and

(2)       Each such Shareholder Notice must set forth each of the following:

 (a) the name and address of the shareholder who intends to bring the business before the meeting;

     (b) the general nature of the business which he or she seeks to bring before the meeting; and

     (c) a representation that the shareholder is a holder of record of the stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to bring the business specified in the notice before the meeting.

     The presiding officer of the meeting may, in his or her sole discretion, refuse to acknowledge any business proposed by a shareholder not made in compliance with the foregoing procedure.

         Section 3.05. Notice of Shareholder Meetings. Written notice stating the place, day and hour of a shareholders’ meeting must be delivered not less than ten (10) days, nor more than sixty (60) days before the date of the meeting, either personally, or by mail, or by other means of written communication or by means of electronic transmission consented to by the stockholder, charges prepaid, by or at the direction of the Chairman of the Board, Chief Executive Officer, President, or Secretary, to each shareholder of record entitled to vote at the meeting. If mailed, the notice shall be considered to be delivered when deposited in the United States mail addressed to the shareholder at the shareholder’s address as it appears on the stock transfer books of the Corporation, with postage prepaid. If a shareholder gives no address, notice shall be deemed to have been given to the shareholder if sent by mail or other written communication addressed to the place where the Corporation’s registered office is located, or if published at least once in some newspaper of general circulation in the county in which the Corporation’s registered office is located. Waiver by a shareholder in writing of notice of a meeting is equivalent to giving notice. Attendance by a shareholder, without objection to the notice, whether in person or by proxy, at a meeting is a waiver of notice of the meeting. An entry in the minutes of any meeting of shareholders, whether annual or special, to the effect that notice has been duly given shall be conclusive and incontrovertible evidence that due notice of the meeting was given to all shareholders as required by law and these Bylaws.

         Section 3.06. Record Date and Closing Stock Books. The Board of Directors may fix a time in the future, as a record date for the determination of the shareholders entitled to notice of and to vote at any meeting of shareholders, or entitled to receive any dividend or distribution, or any allotment of rights, or to exercise rights in respect to any change, conversion or exchange of shares. The record date so fixed shall not be more than sixty (60) days prior to the date of the meeting or event for the purposes of which it is fixed. When a record date is so fixed, only shareholders of record on that date shall be entitled to notice of and to vote at the meeting, or to receive the dividend, distribution or allotment of rights, or to exercise the rights, as the case may be, notwithstanding any transfer of any shares on the books of the Corporation after the record date. The Board of Directors may close the books of the Corporation against transfers of shares during the whole or any part of the sixty (60) day period.

         Section 3.07. Stock List. A complete list of all shareholders entitled to vote at any meeting of shareholders, arranged in alphabetical order for each class of stock and showing the address of each such shareholder and the number of shares registered in his or her name, shall be open to the examination of any such shareholder, for any purpose germane to the meeting, during ordinary business hours for period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or if not so specified, at the place where the meeting is to be held.

         Section 3.08. Shareholder Quorum. A majority of the shares entitled to vote on any matter, represented in person or by proxy, is a quorum at a shareholders’ meeting, unless or except to the extent that the presence of a larger number may be required by law. Where separate vote by a class or classes is required, a majority of the shares of such class or classes present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter. The shareholders present at a duly organized meeting may continue to do business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

         Section 3.09. Adjourned Shareholder Meetings. Any shareholders’ meeting, whether annual or special, whether or not a quorum is present, may be adjourned from time to time by the vote of a majority of the shares, the holders of which are either present in person or represented by proxy, but in the absence of a quorum no other business may be transacted at any shareholders’ meeting.

         When any shareholders’ meeting, either annual or special, is adjourned for thirty (30) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. As to any adjournment of less than thirty (30) days, it shall not be necessary to give any notice of the time and place of the adjourned meeting or of the business to be transacted, other than by announcement at the meeting at which the adjournment is taken.

         Section 3.10. Voting. Except as otherwise provided by law, only persons in whose names shares entitled to vote stand on the stock registry of the Corporation on the day prior to any shareholders’ meeting, or, if a record date for voting purposes is fixed as provided in Section 3.06 of these Bylaws, then on that record date, shall be entitled to vote at the meeting. Unless otherwise directed by the presiding officer, voting shall be by ballots, each of which shall state the name of the shareholder or the shareholder’s proxy voting the shares and such other information as may be required under the procedure established for the meeting. The Corporation may, and to the extent required by law shall, in advance of any meeting of shareholders, appoint one or more inspectors to act at the meeting and make written report thereof. Each vote taken by ballots shall be counted by an inspector or inspectors appointed by the chairman of the meeting.

         Except as otherwise provided by law or by an express provision in the Certificate of Formation, or of any Certificate of Designation for a series of Preferred Stock, each full share is entitled to one vote and, when a quorum is present at the commencement of any shareholders’ meeting, a matter (other than the election of directors) is approved if the votes cast, in person or by proxy, favoring the action exceed the votes cast against the action. Fractional shares shall not be entitled to any voting rights whatsoever.

         Section 3.11. Action Without Meeting. Subject to any restrictions or limitations expressed in the Certificate of Formation, any action which, under applicable provisions of law, may be taken or ratified at a meeting of the shareholders, may be taken or ratified without a meeting if authorized in writing by shareholders holding a majority of the voting power and entitled to vote on the action presented. In no instance where action is taken by such written consent need a meeting of the shareholders be called or noticed. The Board of Directors may fix a record date to determine the shareholders entitled to sign the written consent. If no record date has been fixed by the Board of Directors, the record date for determining shareholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by Texas law, shall be the earliest date that a shareholder signed the written consent. All written consents shall be filed with the minutes of the proceeding of the shareholders and shall be effective, as determined by the Board, upon receipt of such written consent, or counterparts thereof, executed by shareholders owning in the aggregate the required number of shares necessary to approve the action presented.

         Section 3.12. Proxies. Every person entitled to vote or execute consents shall have the right to do so either in person or by an agent or agents authorized by a written proxy executed by the person or by the person’s duly authorized agent and filed with the Secretary of the Corporation; provided, that no proxy shall be valid after the expiration of six (6) months from the date of its execution unless the person executing it specified therein the length of time for which the proxy is to continue in force, which in no event shall exceed seven (7) years from the date of its execution.

         Section 3.13. Definition of “Shareholder”. As used in these Bylaws, the term “shareholder”, and any term of like import, shall include all persons entitled to vote the shares held by a shareholder, unless the context in which the term is used indicates that a different meaning is intended.

ARTICLE 4
The Board of Directors

         Section 4.01. Number: Term: Election. The number, term and classes (if any) of Directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized Directors (whether or not there exists any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption). Notwithstanding any stated term, all directors shall continue in office until the election and qualification of their respective successors in office or the expiration of the term of the directorship held by the director. No decrease in the number of Directors shall have the effect of shortening the terms of any incumbent director. Unless Directors are elected by the written consent of stockholders holding not less than a majority of the voting power (or such different proportion of voting power as may be required) Directors shall be elected by a plurality of the votes cast at the election of directors. Election of Directors need not be by written ballot.

         Section 4.02. Nominations. Only persons who are nominated in accordance with the following procedures shall be eligible for election as Directors. Nominations of persons for election to the Board of Directors at the annual meeting, by or at the direction of the Board of Directors, may be made by the Board of Directors or any Nominating Committee or person appointed by the Board of Directors; nominations may also be made by any shareholder of the Corporation entitled to vote for the election of Directors at the meeting who complies with the notice procedures set forth in this Article 4. Such nomination, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a shareholder’s nomination shall be delivered to or mailed and received at the principal executive office of the Corporation addressed to the attention of the Secretary of the Corporation not less than thirty-five (35) days prior to the meeting or the date the shareholders are first solicited for their consents as the case may be; provided, however, that, in the case of an annual meeting and in the event that less than fifty (50) days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received no later than the earlier of(a) the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs, or (b) two (2) days prior to the date of the meeting.

         Such shareholder’s nomination to the Secretary shall set forth:

             (a)    as to each person whom the shareholder proposes to nominate for election or reelection as a Director, each of the following:

(i)	the name, age, business address and residence address of the person;

(ii)	the principal occupation or employment of the person;

(iii)	the class and number of shares of capital stock of the Corporation which are beneficially owned by the person;

(iv)	a statement as to the person’s citizenship; and

(v)	any other information relating to the person that is required to be disclosed in solicitations for proxies for election of Directors pursuant to Section 14 of the Securities Exchange Action of 1934, as amended, and the rules and regulations promulgated thereunder; and

             (b)    as to the shareholder giving the nomination notice, each of the following:

(i)	the name and record address of the shareholder giving the notice;

(ii)	the name and record address of the shareholder; and

(iii)	the class, series and number of shares of capital stock of the Corporation which are beneficially owned by the shareholder.

         The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the suitability of such proposed nominee to serve as a Director of the Corporation. No person shall be eligible for election as a Director of the Corporation unless nominated in accordance with the procedures set forth herein.

         In connection with any annual meeting, the Chairman of the Board or the Chief Executive Officer or such officer presiding at the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure and that the defective nomination shall be disregarded.

         Section 4.03. Removal. Unless otherwise restricted by the Certificate of Formation, these Bylaws or applicable law, any Director or the entire Board may be removed for cause by the holders of a majority of shares entitled to vote at an election of Directors. As used herein, “cause” shall mean (i) a Director’s gross negligence in the performance or intentional non-performance of any of the Director’s material duties and responsibilities to the Company, (ii) the Director’s dishonesty or fraud with respect to the business, reputation or affairs of the Company or (iii) the conviction of a Director for a felony crime or arrest for a crime which bears on the Director’s honesty.

         Section 4.04. Vacancies. Any vacancy occurring in the Board of Directors may be filled by the affirmative vote of a majority of the remaining Directors though less than a quorum of the Board of Directors was present, or by a sole remaining Director. A Director elected to fill a vacancy shall be elected for the unexpired term of the Director’s predecessor in office.

         A vacancy or vacancies in the Board of Directors shall be deemed to exist in case of the death, resignation or removal of any Director, or if the authorized number of Directors be increased, or if the shareholders fail at any annual or special meeting of shareholders at which any Director or Directors are elected to elect the full authorized number of Directors to be voted for at that meeting, or if a vacancy is declared by the Board of Directors for any reason permitted by law.

         The shareholders may elect a Director or Directors at any time to fill any vacancy or vacancies not filled by the Board of Directors. If the Board of Directors accepts the resignation of a Director tendered to take effect at a future time, the Board of Directors shall have power to elect a successor to take office when the resignation is to become effective.

         Section 4.05. Annual Meeting. Immediately after the annual meeting of the shareholders, at the same place as the meeting of the shareholders or such other place as may be provided in a notice thereof, the Board of Directors shall meet each year for the purpose of organization, election of officers, and consideration of any other business that may properly be brought before the meeting. No notice of any kind to either old or new members of the Board of Directors for this annual meeting shall be necessary unless the meeting is to be held at a place other than the place of the meeting of the shareholders, in which case notice of the place of the meeting shall be given as provided in Section 4.07.

         Section 4.06. Regular Meetings. Regular meetings of the Board of Directors shall be held at the times and places within or without the State of Texas as may be designated from time to time by resolution of the Board of Directors or by written consent of all members of the Board of Directors. No notice of any kind to members of the Board of Directors for these regular meetings shall be necessary unless the meeting is to be held at a place other than the principal executive office of the Corporation, in which case notice of the place of the meeting shall be given as provided in Section 4.07.

         Section 4.07. Other Meetings. Other meetings of the Board of Directors for any purpose or purposes may be held at any time upon call by the Chairman of the Board, Chief Executive Officer, President or, if any of the above listed officers is absent or unable or refuses to act, by any Vice President or by any two (2) Directors. The other meetings may be held at any place within or without the State of Texas as may be designated from time to time by resolution of the Board of Directors or by written consent of all Directors.

         Written notice of the time and place of other meetings shall be delivered personally to each Director or sent to each Director by mail or other form of written or electronic communication consented to by such Director, charged prepaid, addressed to the Director at the Director’s address, facsimile number or e-mail address as it is shown upon the records of the Corporation or, if the address of the Director is not so shown on the Corporation’s records or is not readily ascertainable, at the place in which the meetings of the Directors are regularly held. In case the notice is mailed or telegraphed, it shall be deposited in the United States mail or delivered to the telegraph company in the place in which the principal executive office of the Corporation is located at least twenty-four (24) hours prior to the time of the holding of the meeting. In case the notice is delivered personally as above provided, it shall be so delivered at least eight (8) hours prior to the time of the holding of the meeting. The mailing, telegraphing or delivery as above provided shall constitute due, legal and personal notice to the Director.

         Section 4.08. Notice of Adjourned Meetings. Notice of the time and place of holding an adjourned meeting need not be given to absent Directors if the time and place be fixed at the meeting adjourned.

         Section 4.09. Entry of Notice. An entry in the minutes of any special meeting of the Board of Directors to the effect that notice has been duly given shall be conclusive and incontrovertible evidence that due notice of the special meeting was given to all Directors as required by law and by these Bylaws.

         Section 4.10. Waiver of Notice. The transactions of any meeting of the Board of Directors, however called and noticed or wherever held, shall be as valid as though had at a meeting duly held after regular call and notice, if a quorum be present, and if, either before or after the meeting, each of the Directors not present signs a written waiver of notice or a consent to the holding of the meeting or an approval of the minutes thereof. All such waivers, consents or approvals shall be filed with the corporate records or made a part of the minutes of the meeting.

         Section 4.11. Quorum. A majority of the established number of Directors shall be necessary to constitute a quorum for the transaction of business, except to adjourn as hereinafter provided. Every act or decision done or made by a majority of the Directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors unless a greater number or different vote be required by the Certificate of Formation, these Bylaws or applicable law.

         Section 4.12. Participation in Meetings by Telephone. Members of the Board of Directors, or of any committee thereof, may participate in any meeting of the Board of Directors or committee by means of telephone conference or similar communications by which all persons participating in the meeting can hear each other and such participation shall constitute presence in person at such meeting.

         Section 4.13. Adjournment. A quorum of the Directors may adjourn any Directors’ meeting to meet again at a stated day and hour; provided, however, that in the absence of a quorum, a majority of the Directors present at any Directors’ meeting either regular or special, may adjourn from time to time until the time fixed for the next regular meeting of the Board of Directors.

         Section 4.14. Action Without Meeting. Any action required or permitted to be taken by the Board of Directors under the Certificate of Formation, these Bylaws, or under applicable law, may be taken without a meeting if all members of the Board of Directors shall individually or collectively consent, in writing, before or after the action, to the action. Any action by written consent shall have the same force and effect as a unanimous vote of all Directors. All written consents must be filed with the Secretary.

         Section 4.15. Fees and Compensation. Directors shall not receive any stated salary for their services as Directors or as members of committees, but, by resolution of the Board of Directors, a fixed fee, with or without expenses of attendance, may be allowed to Directors for the Director’s services. Nothing herein contained shall be construed to preclude any Director from serving the Corporation in any other capacity as an officer, agent, employee or otherwise, and receiving compensation therefor.

         Section 4.16. Definitions. In this Article 4:

             “Indemnitee” means (i) any present or former Director, advisory director or officer of the Corporation, (ii) any person who while serving in any of the capacities referred to in clause (i) hereof served at the Corporation’s request as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, and (iii) any person nominated or designated by (or pursuant to authority granted by) the Board or any committee thereof to serve in any of the capacities referred to in clauses (i) or (ii) hereof.

             “Official Capacity” means (i) when used with respect to a Director, the office of Director of the Corporation, and (ii) when used with respect to a person other than a Director, the elective or appointive office of the Corporation held by such person or the employment or agency relationship undertaken by such person on behalf of the Corporation, but in each case does not include service for any other foreign or domestic corporation or any partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise.

             “Proceeding” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding.

         Section 4.17. Indemnification. The Corporation shall indemnify every Indemnitee against all judgments, penalties (including excise and similar taxes), fines, amounts paid in settlement and reasonable expenses actually incurred by the Indemnitee in connection with any Proceeding in which he was, is or is threatened to be named defendant or respondent, or in which he was or is a witness without being named a defendant or respondent, by reason, in whole or in part, of his serving or having served, or having been nominated or designated to serve, in any of the official capacities referred to in Section 4.16, if it is determined in accordance with Section 4.19 that the Indemnitee (a) conducted himself in good faith, (b) reasonably believed, in the case of conduct in his Official Capacity, that his conduct was in the Corporation’s best interests and, in all other cases, that his conduct was at least not opposed to the Corporation’s best interests, and (c) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful; provided, however, that in the event that an Indemnitee is found liable to the Corporation or is found liable on the basis that personal benefit was improperly received by the Indemnitee the indemnification (i) is limited to reasonable expenses actually incurred by the

Indemnitee in connection with the Proceeding and (ii) shall not be made in respect of any Proceeding in which the Indemnitee shall have been found liable for willful or intentional misconduct in the performance of his duty to the Corporation. Except as provided in the immediately preceding proviso to the first sentence of this Section 4.17, no indemnification shall be made under this Section 4.17 in respect of any Proceeding in which such Indemnitee shall have been (x) found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the Indemnitee’s Official Capacity, or (y) found liable to the Corporation. The termination of any Proceeding by judgment, order, settlement or conviction, or on a plea of nolo contendere or its equivalent, is not of itself determinative that the Indemnitee did not meet the requirements set forth in clauses (a), (b) or (c) in the first sentence of this Section 4.17. An Indemnitee shall be deemed to have been found liable in respect of any claim, issue or matter only after the Indemnitee shall have been so adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom. Reasonable expenses shall include, without limitation, all court costs and all fees and disbursements of attorneys for the Indemnitee. The indemnification provided herein shall be applicable whether or not negligence or gross negligence of the Indemnitee is alleged or proven.

         Section 4.18. Successful Defense. Without limitation of Section 4.17 and in addition to the indemnification provided for in Section 4.17, the Corporation shall indemnify every Indemnitee against reasonable expenses incurred by such person in connection with any Proceeding in which he is a witness or a named defendant or respondent because he served in any of the official capacities referred to in Section 4.16, if such person has been wholly successful, on the merits or otherwise, in defense of the Proceeding.

         Section 4.19. Determinations. Any indemnification under Section 4.17 (unless ordered by a court of competent jurisdiction) shall be made by the Corporation only upon a determination that indemnification of the Indemnitee is proper in the circumstances because he has met the applicable standard of conduct. Such determination shall be made (a) by the Board by a majority vote of a quorum consisting of Directors who, at the time of such vote, are not named defendants or respondents in the Proceeding; (b) if such a quorum cannot be obtained, then by a majority vote of a committee of the Board, duly designated to act in the matter by a majority vote of all Directors (in which designation Directors who are named defendants or respondents in the Proceeding may participate), such committee to consist solely of two (2) or more Directors who, at the time of the committee vote, are not named defendants or respondents in the Proceeding; (c) by special legal counsel selected by the Board or a committee thereof by vote as set forth in clauses (a) or (b) of this Section 4.19 or, if the requisite quorum of all of the Directors cannot be obtained therefor and such committee cannot be established, by a majority vote of all of the Directors (in which Directors who are named defendants or respondents in the Proceeding may participate); or (d) by the shareholders in a vote that excludes the shares held by Directors that are named defendants or respondents in the Proceeding. Determination as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination that indemnification is permissible is made by special legal counsel, determination as to reasonableness of expenses must be made in the manner specified in clause (c) of the preceding sentence for the selection of special legal counsel. In the event a determination is made under this Section 4.19 that the Indemnitee has met the applicable standard of conduct as to some matters but not as to others, amounts to be indemnified may be reasonably prorated.

         Section 4.20. Advancement of Expenses. Reasonable expenses (including court costs and attorneys’ fees) incurred by an Indemnitee who was or is a witness or was, is or is threatened to be made a named defendant or respondent in a Proceeding shall be paid by the Corporation at reasonable intervals in advance of the final disposition of such Proceeding, and without making the determination specified in Section 4.19, after receipt by the Corporation of (a) a written affirmation by such Indemnitee of his good faith belief that he has met the standard of conduct necessary for indemnification by the Corporation under this Article and (b) a written undertaking by or on behalf of such Indemnitee to repay the amount paid or reimbursed by the Corporation if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article. Such written undertaking shall be an unlimited obligation of the Indemnitee but need not be secured and it may be accepted without reference to financial ability to make repayment. Notwithstanding any other provision of this Article, the Corporation may pay or reimburse expenses incurred by an Indemnitee in connection with his appearance as a witness or other participation in a Proceeding at a time when he is not named a defendant or respondent in the Proceeding.

         Section 4.21. Employee Benefit Plans. For purposes of this Article, the Corporation shall be deemed to have requested an Indemnitee to serve an employee benefit plan whenever the performance by him of his duties to the Corporation also imposes duties on or otherwise involves services by him to the plan or participants or beneficiaries of the plan. Excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall be deemed fines. Action taken or omitted by an Indemnitee with respect to an employee benefit plan in the performance of his duties for a purpose reasonably believed by him to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Corporation.

         Section 4.22. Other Indemnification and Insurance. The indemnification provided by this Article shall (a) not be deemed exclusive of, or to preclude, any other rights to which those seeking indemnification may at any time be entitled under the Corporation’s Certificate of Formation, any law, agreement or vote of shareholders or disinterested Directors, or otherwise, or under any policy or policies of insurance purchased and maintained by the Corporation on behalf of any Indemnitee, both as to action in his Official Capacity and as to action in any other capacity, (b) continue as to a person who has ceased to be in the capacity by reason of which he was an Indemnitee with respect to matters arising during the period he was in such capacity, and (c) inure to the benefit of the heirs, executors and administrators of such a person.

         Section 4.23. Notice. Any indemnification of or advance of expenses to an Indemnitee in accordance with this Article shall be reported in writing to the shareholders of the Corporation with or before the notice or waiver of notice of the next shareholders’ meeting or with or before the next submission to shareholders of a consent to action without a meeting and, in any case, within the twelve-month period immediately following the date of the indemnification or advance.

         Section 4.24. Construction. The indemnification provided by this Article shall be subject to all valid and applicable laws, including, without limitation, Chapter 8 of the Texas Business Organizations Code, and, in the event this Article or any of the provisions hereof or the indemnification contemplated hereby are found to be inconsistent with or contrary to any such valid laws, the latter shall be deemed to control and this Article shall be regarded as modified accordingly, and, as so modified, to continue in full force and effect.

         Section 4.25. Continuing Offer, Reliance, etc. The provisions of this Article (a) are for the benefit of, and may be enforced by, each Indemnitee of the Corporation, the same as if set forth in their entirety in a written instrument duly executed and delivered by the Corporation and such Indemnitee and (b) constitute a continuing offer to all present and future Indemnitees. The Corporation, by its adoption of these Bylaws, (x) acknowledges and agrees that each Indemnitee of the Corporation has relied upon and will continue to rely upon the provisions of this Article in becoming, and serving in any of the capacities referred to in Section 4.16 of this Article, (y) waives reliance upon, and all notices of acceptance of, such provisions by such Indemnitees and (z) acknowledges and agrees that no present or future Indemnitee shall be prejudiced in his right to enforce the provisions of this Article in accordance with their terms by any act or failure to act on the part of the Corporation.

         Section 4.26. Effect of Amendment. No amendment, modification or repeal of this Article or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitees to be indemnified by the Corporation, nor the obligation of the Corporation to indemnify any such Indemnitees, under and in accordance with the provisions of the Article as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

         Section 4.27. Powers of Board of Directors. The Board of Directors may, except as otherwise provided or required bylaw, exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

         Section 4.28. Committees. The Board of Directors, by resolution passed by a majority of the whole Board, may from time to time designate committees of the Board of Directors, including, without limitation, Executive, Nominating and Corporate Governance, Audit and Compensation Committees with such lawfully delegable powers and duties as the Board of Directors may confer, to serve at the pleasure of the Board of Directors and shall, for those committees and any other provided herein, elect one or more directors to serve on such committees. Except as otherwise provided in these Bylaws or by resolution of the Board of Directors, each committee may fix its own rules of procedure and shall hold its meetings as provided by such rules.

         Section 4.29. Audit Committee. The Board of Directors may, by resolution passed by a majority of the whole Board, create an Audit Committee. If created, the majority of the members of the Audit Committee shall be independent directors. The Audit Committee shall conduct appropriate reviews of all related party transaction, review situations and transactions that may pose a potential or actual conflicts of interest and perform such other responsibilities as the Board of Directors may direct by resolution.

ARTICLE 5
The Officers

         Section 5.01. Officers. The officers of the Corporation must include a President, Treasurer and Secretary. The Corporation may also have, at the discretion of the Board of Directors, a Chairman of the Board, a Chief Executive Officer, a Chief Financial Officer, one or more vice presidents, one or more assistant treasurers, one or more assistance secretaries, and such other officers as may be designated from time to time by the Board of Directors. Any number of offices may be held by the same person. The officers shall be elected by the Board of Directors or appointed by officers granted powers of appointment by the Board of Directors, subject to any powers of removal set forth as set forth in Section 5.04. Officers need not be Directors.

         Section 5.02. Election. The officers of the Corporation, except those officers as may be appointed in accordance with the provisions of Section 5.03 or Section 5.05 of this Article, shall be elected annually by the Board of Directors, and each shall hold office until the officer shall resign or shall be removed or otherwise disqualified to serve, or the officer’s successor shall be elected and qualified; provided that officers may be elected at any time by the Board of Directors, or, as permitted by Section 5.05 of this Article, appointed by the Chairman of the Board, for the purpose of initially filling an office or filling a newly created or vacant office.

         Section 5.03. Subordinate Officers. The Board of Directors may elect, and may empower any officer to appoint, such officers as the business of the Corporation may require, each of whom shall hold office for the term, have the authority and perform the duties as are provided in these Bylaws or as the Board of Directors may from time to time determine.

         Section 5.04. Removal and Resignation. Any officer may, subject to any contractual arrangements between the officer and the Corporation, be removed, either with or without cause, by a majority of the Directors in office at the time, at any regular or special meeting of the Board of Directors, or, unless otherwise specified by the Board of Directors, by the President or any other officer upon whom a general or special power of removal may be conferred by the Board of Directors.

         Any officer may resign at any time by giving written notice to the Board of Directors or to an officer of the Corporation. Any resignation shall take effect at the date of the receipt of the notice or at any later time specified therein, and, unless otherwise specified therein, the acceptance of a resignation shall not be necessary to make it effective.

         Section 5.05. Vacancies. A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled in the manner prescribed in these Bylaws for regular appointments to that office.

         Section 5.06. Chairman of the Board. The Chairman of the Board, if there be such person, shall, if present, preside at all meetings of the Board of Directors and the shareholders and exercise and perform such other powers and duties as may be from time to time assigned to him or her by the Board of Directors or prescribed by these Bylaws.

         Section 5.07. Chief Executive Officer. Subject to the control of the Board of Directors and the Chairman of the Board, the Chief Executive Officer shall have the general supervision, direction and control of the business and officers of the Corporation. In the absence of the Chairman of the Board, or if there be none, the Chief Executive Officer shall preside at all meetings of the Board of Directors and the shareholders. Except as expressly stated otherwise in these bylaws, the Chief Executive Officer shall be ex officio a member of all standing committees of the Board of Directors, including the Executive Committee, if any. The Chief Executive Officer shall have all the powers and shall perform all of the duties which are ordinarily inherent in the office of Chief Executive Officer of a corporation, and he or she shall have such further powers and shall perform such further duties as maybe prescribed for him or her by the Board of Directors.

         Section 5.08. President. In the absence or disability of the Chief Executive Officer, or if there be none, the President shall perform all of the duties of the Chief Executive Officer, and when so acting shall have all of the powers of and be subject to all of the restrictions upon the Chief Executive Officer. The President shall have such other duties as from time to time maybe prescribed for him or her by the Board of Directors.

         Section 5.09. Vice Presidents. In the absence or disability of the President, the Vice Presidents in order of their rank as fixed by the Board of Directors, or if not ranked, the Vice President designated by the Board of Directors, the President or the officer, if any, senior to the President, shall perform all the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Vice Presidents shall have such other powers and perform such other duties as may be prescribed for them.

         Section 5.10. Secretary. The Secretary shall keep or cause to be kept, at the registered office, the principal business office or such other place as the Board of Directors may order, a book of minutes of all meetings of Directors and shareholders, with the time and place of holding, whether regular or special, and, if special, how authorized, the notice thereof given, the names of those present at Directors’ meetings, the number of shares present or represented at shareholders’ meetings, and the proceedings thereof. The Secretary shall be responsible for authenticating records of the Corporation.

         The Secretary shall keep or cause to be kept, in any form permitted by law, at the registered office, the principal business office or at the office of the Corporation’s transfer agent, a stock register, or a duplicate stock register, revised at least annually, showing the names of the shareholders and their residence or business addresses and the number and classes of shares held by each shareholder. If the share register or a duplicate share register is located at a place other than the registered office of the Corporation, the Secretary shall file a certificate with the resident agent located at the registered office setting out the name of the custodian of the stock ledger or a duplicate stock ledger, and the present and complete post office address, including street and number, if any, where such stock ledger or duplicate stock ledger is kept.

         The Secretary shall give, or cause to be given, notice of all the meetings of the shareholders and of the Board of Directors and written consents in lieu thereof required by these Bylaws or by law to be given, and shall keep the seal of the Corporation in safe custody, and shall have such other powers and perform such other duties as may be prescribed by the Board of Directors, the Chairman of the Board, the Chief Executive Officer, the President or these Bylaws.

         After fixing a record date for a meeting, the Secretary shall prepare an alphabetical list of the names of all its shareholders who are entitled to notice of a shareholders meeting, which is arranged by voting group and class, and shows the address and number of shares held by each shareholder. The list must be available for inspection by any shareholder, for any purpose germane to the meeting, beginning ten (10) business days before the meeting and continue to be available throughout the meeting at the place indicated in the meeting notice in the city where the meeting will be held.

         Section 5.11. Assistant Secretaries. It shall be the duty of the Assistant Secretaries to assist the Secretary in the performance of his or her duties and generally to perform such other duties as may be delegated to them.

         Section 5.12. Chief Financial Officer. The Chief Financial Officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of account of the Corporation. He or she shall receive and deposit all moneys and other valuable belonging to the Corporation in the name and to the credit of the Corporation and shall disburse the same and only in such manner as the Board of Directors or the appropriate officer of the Corporation may from time to time determine, shall render to the Board of Directors, the Chairman of the Board, the Chief Executive Officer and the President, whenever any of them may request it, an account of all his or her transactions as chief financial officer and of the financial condition of the Corporation, and shall perform such further duties as the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President may require.

         Section 5.13. Treasurer. In the absence or disability of the Chief Financial Officer, or if there be none, the Treasurer shall perform all of the duties of the Chief Financial Officer, and when so acting shall have all of the powers of and be subject to all of the restrictions upon the Chief Financial Officer. The Treasurer shall have such other duties as from time to time may be prescribed for him or her by the Board of Directors, the Chairman of the Board, the Chief Executive Officer, the President or the Chief Financial Officer may require.

         Section 5.14. Assistant Treasurers. It shall be the duty of the Assistant Treasurers to assist the Treasurer in the performance of his or her duties and generally to perform such other duties as may be delegated to them.

         Section 5.15. Corporate Bank Accounts. Bank accounts in the name of the Corporation may be opened without the approval of the Board of Directors if opened with the consent of both the Chief Executive Officer and the Chief Financial Officer. The Chief Financial Officer shall inform the Board of Directors of any bank account opened by the Chief Executive Officer and Chief Financial Officer pursuant to the authority granted in this section at the next meeting of the Board of Directors.

         Section 5.16. Transfers of Authority. In case of the absence of any officer of the Corporation, or for any reason that the Board of Directors may consider sufficient, the Board of Directors may transfer the powers or duties of that officer to any other officer or to any employee of the Corporation.

ARTICLE 6
Miscellaneous

         Section 6.01. Checks, Drafts, etc. All checks, drafts, bonds, bills of exchange, or other orders for payment of money, notes, or other evidences of indebtedness issued in the name of or payable to the Corporation shall be signed or endorsed by such person or persons and in such manner as, from time to time, shall be determined by resolution of the Board of Directors.

Section 6.02. Contracts, etc., How Executed. The Board of Directors, except as in these Bylaws otherwise provided, may authorize any officer or officers, agent or agents, to enter into any contract or execute any instrument or document in the name of and on behalf of the Corporation, and the authority may be general or confined to specific instances. Unless otherwise specifically determined by the Board of Directors or otherwise required bylaw, formal contracts, promissory notes and other evidences of indebtedness, deeds of trust, mortgages and corporate instruments or documents requiring the corporate seal, and certificates for shares of stock owned by the Corporation shall be executed, signed or endorsed by the President (or any Vice President) and by either the Secretary (or any Assistant Secretary) or the Treasurer (or any Assistant Treasurer). The Board of Directors may, however, authorize any one (1) of these officers to sign any of such instruments, for and on behalf of the Corporation, without necessity of countersignature; may designate officers or employees of the Corporation, other than those named above, who may, in the name of the Corporation, sign such instruments; and may authorize the use of facsimile signatures for any of such persons. No officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit to render it liable for any purpose or to any amount except as specifically authorized in these Bylaws or by the Board of Directors in accordance with these Bylaws.

         Section 6.03. Lost Certificates of Stock. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, destroyed, or stolen, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost or destroyed. When authorizing the issue of a new certificate or certificates, the Board of Directors may, in its discretion, and as a condition precedent to the issuance thereof, require the owner of the lost or destroyed certificate or certificates, or the shareholder’s legal representative, to advertise the same in any manner as it shall require or give the Corporation a bond in any sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost or destroyed, or both.

         Section 6.04. Representation of Shares. The Chairman of the Board, Chief Executive Officer, or the President (or any Vice President) and the Secretary (or any Assistant Secretary) of this Corporation are authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares of any other Corporation or Corporations standing in the name of this Corporation. The authority herein granted to these officers to vote or represent on behalf of this Corporation any and all shares held by this Corporation in any other Corporation or Corporations may be exercised either by these officers in person or by any persons authorized so to do by proxy or power of attorney duly executed by these officers.

         Section 6.05. Inspection of Bylaws. The Corporation shall keep in its registered office for the transaction of business the original or a copy of the Bylaws as amended or otherwise altered to date, certified by the Secretary, which shall be open to inspection by the shareholders at all reasonable times during office hours.

ARTICLE 7
Amendments

         Section 7.01. Power of Shareholders. New Bylaws may be adopted or these Bylaws may be amended or repealed by the vote or written assent of shareholders entitled to exercise a majority of the voting power of the Corporation, unless a greater number is required bylaw, by the Certificate of Formation or by these Bylaws.

         Section 7.02. Power of Directors. Subject to the right of shareholders as provided in Section 7.01 of this Article 7 to adopt, amend or repeal Bylaws, Bylaws may be adopted, amended, or repealed by the Board of Directors.